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                                                                    Exhibit 23.2



               Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Precision Auto Care, Inc. for the registration of 4,032,723 shares of its common stock and to the incorporation by reference therein of our report dated September 8, 2000, except
Note 15, as to which the date is October 11, 2000, with respect to the consolidated financial statements and schedule of Precision Auto Care, Inc. for the years ended June 30, 2000 and 1999 included in its Annual Report (Form 10-K) for the year ended June 30, 2001, filed with the Securities and Exchange Commission.


                                                               Ernst & Young LLP


September 27, 2001
McLean, Virginia